Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Kaival Brands Innovations Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Other (2)	1,385,600	(4)	$2.85	$3,948,960	$0.0000927	$366.07
Equity	Common Stock, par value $0.001 per share	Other (2)	33,332	(4)	$25.98	$865,965	$0.0000927	$80.27
Equity	Common Stock, par value $0.001 per share	Other (2)	16,666	(4)	$9.1188	$151,974	$0.0000927	$14.09
Equity	Common Stock, par value $0.001 per share	Other (2)	41,667	(4)	$28.68	$1,195,010	$0.0000927	$110.78
Equity	Common Stock, par value $0.001 per share	Other (2)	500,000	(4)	$1.03	$515,000	$0.0000927	$47.74
Equity	Common Stock, par value $0.001 per share	Other (2)	200,000	(4)	$2.45	$490,000	$0.0000927	$45.42
Equity	Common Stock, par value $0.001 per share	Other (2)	875,000	(4)	$1.72	$1,505,000	$0.0000927	$139.51

Equity	Common Stock, par value $0.001 per share	Other (3)	301,689	(5)	$1.61	$485,719	$0.0000927	$45.03
Equity	Common Stock, par value $0.001 per share	Other (3)	11,571,046	(6)	$1.61	$18,629,384	$0.0000927	$1,726.94

Total			14,925,000			$27,787,012		$2,575.85

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value $0.001 per share (the “Common Stock”) of Kaival Brands Innovations Group, Inc. (the “Company” or the “Registrant”) that may become issuable under the terms of the Amended and Restated 2020 Stock and Incentive Compensation Plan (the “Plan”), by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Company’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act based on the exercise price of the outstanding options.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act based on the average of the high and low sales prices of the Common Stock listed on Nasdaq on June 27, 2022, which is during the five-business day period preceding the filing date.

(4)	Represents shares of Common Stock underlying certain outstanding stock options previously granted under the Plan.

(5)	Represents shares of Common Stock previously issued under restricted stock units granted under the Plan, the reoffer and resale of which are registered hereunder.

(6)	Represents shares of Common Stock reserved for issuance pursuant to future awards under the Plan.

Table 2 – Fee Offset Claims and Sources*

Table 1 – Newly Registered Securities

Registrant or Filer Name	Form Or Filing Type	File Number	Initial filing date	Fee offset claim	Security Type Associated With Fee Offset Claimed	Unsold Securities Associated With Offset Claimed	Fee Paid With Fee Offset Claimed
Rule 457(p)
Fee Offset Claims
Fee Offset Sources

* Inapplicable